Exhibit 12.01


                  RATIO OF EARNINGS TO FIXED CHARGES


                                                                                   YTD 9/30
                        1992        1993         1994        1995        1996        1997
                       ______________________________________________________________________

Pre-tax earnings       170,733      247,355     179,919     214,174     375,506      209,869

Interest expense        14,241       15,782      18,786      20,934      20,925       15,935
Lease expense            3,099        2,874       2,718       2,955       3,862        3,123
1/3 lease expense        1,033          958         906         985       1,287        1,041

Ratio                  12.18x      15.78x       10.14x      10.77x      17.91x      13.36x


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Note:       For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consists of income before income taxes and extraordinary items plus fixed charges and (ii) fixed
            charges consists of interest expense incurred, capitalized interest, amortization of debt expense and one-third of
            rental payments under operating leases (an amount estimated to be the interest component of such rentals).